     Exhibit 5.1
[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000
December 8, 2016
Arch Capital Group Ltd.
Clarendon House, 2
Church Street, Hamilton HM 11
Bermuda

Ladies and Gentlemen:
We have acted as special counsel to Arch Capital Finance LLC, a Delaware limited liability company (the “Issuer”), and Arch Capital Group Ltd., a Bermuda exempted company limited by shares (the “Guarantor”), in connection with the registration statement on Form S-3 (File No. 333-202440) (the “Registration Statement”) and the Prospectus Supplement dated November 29, 2016 (the “Prospectus”) relating to $500,000,000 aggregate principal amount of the Issuer’s 4.011% Senior Notes due 2026 and 450,000,000% aggregate principal amount of its 5.031% Senior Notes due 2046 (together, the “Notes”) issued on the date hereof, guaranteed by the Guarantor (the “Guarantee”).
In our capacity as counsel, we have examined originals, or copies certified or otherwise identified, of (i) the Purchase Agreement, dated November 29, 2016, among the Issuer, the Guarantor and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, and Lloyds Securities Inc., as representatives of the underwriters listed therein; (ii) the base indenture (the “Base Indenture”), dated as of the date hereof, by and among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee (the “Trustee”); (iii) the First Supplemental Indenture, dated as of the date hereof, by and among the Issuer, the Guarantor and the Trustee, to the Base Indenture (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”); (iv) the form of global notes representing the Notes; and (v) the Registration Statement and the Prospectus Supplement.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certain records of the Issuer and the Guarantor, certain agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Issuer and the Guarantor and others. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.
The Notes have been duly authorized, issued and delivered and assuming the due execution and delivery of the Indenture by the Trustee and the Guarantor and due authentication of the Notes by the Trustee, are valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.
Assuming the due authorization, execution and delivery of the Guarantee by the Guarantor and the Indenture by the Guarantor and the Trustee, the Guarantee is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed by the Guarantor on the date hereof. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement, the prospectus therein or the Prospectus Supplement therein and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Cahill Gordon & Reindel LLP